UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2016

Golden Entertainment, Inc.

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(Exact name of registrant as specified in its charter)

Minnesota	000-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6595 S Jones Blvd., Las Vegas, Nevada		89118

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 893-7777

Not Applicable

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 25, 2016, Golden Entertainment, Inc. (the “Company”) entered into that certain First Amendment to Credit Agreement, by and among the Company, the lenders party thereto and Capital One, National Association, as administrative agent (the “Amendment”), which amended that certain Credit Agreement, dated as of July 31, 2015, by and among the Company, the lenders party thereto and Capital One, National Association, as administrative agent (the “Credit Agreement”).

Under the Amendment, among other matters, the Company borrowed an additional $40.0 million in aggregate principal amount of incremental senior secured term loans (the “Incremental Term Loans”), and the size of the senior secured revolving credit facility under the Credit Agreement (the “Revolving Credit Facility”) was increased from $40.0 million to $50.0 million. The Company used the proceeds from the Incremental Term Loan borrowings to repay all of the Company’s outstanding borrowings under the Revolving Credit Facility.

The Incremental Term Loans form part of the existing tranche of senior secured term loans under the Credit Agreement, and accordingly are subject to the same terms and conditions, including with respect to interest rate, amortization and maturity date, as the existing senior secured term loans under the Credit Agreement. The amortization schedule under the Credit Agreement, after giving effect to the borrowing of the Incremental Term Loans, was updated in the Amendment to provide for two quarterly payments of $2.0 million each commencing June 30, 2016, followed by eight quarterly payments of $3.0 million each, followed by four quarterly payments of $4.0 million each, followed by three quarterly payments of $6.0 million each, followed by a final installment of $95.0 million at maturity on July 31, 2020.

Under the Credit Agreement, the Company and its subsidiaries are subject to certain limitations, including limitations on their ability to: incur additional debt, grant liens, sell assets, make certain investments, pay dividends and make certain other restricted payments. In addition, the Company will be required to pay down the facility under certain circumstances if the Company or any of its subsidiaries sells assets or property, issues debt or receives certain extraordinary receipts. The Credit Agreement contains financial covenants regarding a maximum leverage ratio and a minimum fixed charge coverage ratio. The Credit Agreement also prohibits the occurrence of a change of control, which includes the acquisition of beneficial ownership of 30% or more of the Company’s equity securities (other than by certain permitted holders) and a change in a majority of the members of the Company’s Board of Directors that is not approved by the Board. If the Company defaults under the Credit Agreement due to a covenant breach or otherwise, the lenders may be entitled to, among other things, require the immediate repayment of all outstanding amounts and sell the Company’s assets to satisfy the obligations thereunder.

Certain of the lenders under the Credit Agreement, and their respective affiliates, may in the future perform for the Company and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	First Amendment to Credit Agreement, dated as of March 25, 2016, among Golden Entertainment, Inc., the lenders named therein and Capital One, National Association (as administrative agent)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDEN ENTERTAINMENT, INC. (Registrant)

Date: March 25, 2016	/s/ Matthew W. Flandermeyer
	Name:	Matthew W. Flandermeyer
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to Credit Agreement, dated as of March 25, 2016, among Golden Entertainment, Inc., the lenders named therein and Capital One, National Association (as administrative agent)